Exhibit 3.9
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENSOURCE ENERGY COMPANY LLC
(A Delaware Limited Liability Company)
     This Limited Liability Company Agreement, dated as of June 21, 2005, is hereby duly adopted as the limited liability company agreement of Ensource Energy Company LLC, a Delaware limited liability company (the “Company”) by the Members.
ARTICLE I
DEFINITIONS
     1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1.1 or otherwise throughout this Agreement regardless of whether such terms appear before or after the place where they are defined.
     “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.
     “After-Payout Interest” means the Company’s right to 20% of the Distributions of Ensource Energy Partners, L.P. after the limited partners have received the Preferred Return.
     “Agreement” means this Limited Liability Company Agreement of the Company, as originally adopted and as amended from time to time.
     “Assignee” means a Person to whom a Membership Interest has been transferred in a manner expressly permitted under Article IX, and who thereby shall have an interest in the Company equivalent to that of a Member, but (i) limited to the rights and obligations to share in the allocations and distributions, including liquidating distributions, of the Company, and (ii) otherwise subject to the limitations under this Agreement on the rights of an Assignee who has not become a Substituted Member.
     “Business Day” means a day other than a Saturday, Sunday or other day that is a nationally recognized holiday in the United States of America.
     “Capital Contribution” means any contribution to the capital of the Company in cash or property by the Members whenever made.
     “Cash Available for Distribution” means, with respect to any point in time, all Company cash, demand deposits and short-term marketable securities on hand, after payment or reservation for payment of all operating expenses of the Company (including debt service), and less such additional reserves as the Board shall determine to be reasonable or appropriate to retain in order to provide for the operation of the Company’s business or to comply with applicable requirements of law or agreements to which the Company is a party.
     “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, s it shall be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.
     “Eubank” means Marshall M. Eubank.
     “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.
     “Management Agreement” means that certain management agreement between the Company and Ensource Energy Partners, L.P., which provides that the Company is entitled to a Management Fee of $150,000 per quarter (“EEP Management Fee”) and a Management Incentive Fee.
     “Management Fee” means that a fee payable by Ensource Energy Partners, L.P. to the Company.
     “Management Incentive Fee” means that a fee payable by Ensource Reserves Management, LLC to the Company.
     “Member” means any Person who holds a Membership Interest.
     “Membership Interest” means, with respect to the Members or Assignees at anytime, the ownership interest in the Company of each respective Member at that time, which is evidenced by all Shares then owned thereby and includes any and all benefits to which such Member or Assignee is entitled as provided in this Agreement, together with all obligations of such Member or Assignee to comply with the terms and provisions of this Agreement.
     “Person” means any natural person, partnership, limited liability company, corporation, trust or other legal entity.
     “Shares” means units of Member interests in the Company.
     “Smith” means Scott W. Smith.
     “Substituted Member” means a Person who is admitted as a Member of the Company in place of and with all the rights of a predecessor Member pursuant to Section 9.2, in such Person’s capacity as a Member of the Company.
     “Super Majority” means a vote of at lease 80% of the outstanding units
     “Tax Regulations” means the income tax regulations promulgated by the United States Department of the Treasury or any successor thereto, as amended and in effect from time to time, including final, temporary and proposed regulations.

     1.2 Construction. As used in this Agreement, unless expressly stated otherwise, references to “includes” and its derivatives mean “includes, but is not limited to,” and corresponding derivative expressions. Unless otherwise specified, all references in this Agreement to “Sections” and “Exhibits” are references to the corresponding sections in and exhibits attached to this Agreement; all such exhibits are incorporated herein by reference.
ARTICLE II
FORMATION
     2.1 Name and Formation. The name of the Company is Ensource Energy Company LLC. The Company was formed as a limited liability company upon the filing of the Certificate pursuant to the Act.
     2.2 Principal Place of Business. The principal place of business of the Company shall be at 910 Travis, Suite 1905, Houston, TX, 77002. The Company may locate its place(s) of business and registered office at any other place or places as the Board may from time to time deem necessary or advisable.
     2.3 Registered Office and Agent. The registered office of the Company shall be at 910 Travis, Suite 1905, Houston, TX, 77002, and the name of its initial registered agent at such address shall be Smith.
     2.4 Duration. The period of duration of the Company is perpetual from and after the date the Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.
     2.5 Purposes and Powers. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.
     2.6 Limitation of Liability. The liability of each Member, Manager, officer and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.
ARTICLE III
RIGHTS AND DUTIES OF MANAGERS
     3.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, a board of managers (each a “Manager” and together, the “Board”). In addition to the powers and authorities expressly conferred by this Agreement upon the Board, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act, the Certificate or this Agreement, including contracting for or incurring debts, liabilities and other obligations on behalf of the Company.
     3.2 Number and Qualifications. There shall be two (2) Managers, one of which is appointed by Smith and the other by Eubank. Unless consent is given by Smith and Eubank, Smith and Eubank shall be the sole Managers at all time. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Delaware. The Managers, in their sole discretion, may elect from among the Managers a chairman of the Managers who shall preside at meetings of the Managers.
     3.3 Vacancy. Notwithstanding anything else to the contrary in this Agreement, should any vacancy occur in the Board by the death of a Manager or otherwise, such vacancy shall be filled by the Member holding the power of appointment pursuant to Section 3.2 with respect to the Manager giving rise to such vacancy.
     3.4 Removal. Smith or Eubank cannot be removed as Managers unless Smith or Eubank has died or become legally incapacitated. Such Manager’s descendents, heirs, legatees or trusts for the benefit of such descendents, heirs or legatees shall have the right to appoint a replacement Manager.
     3.5 Meetings of the Board. All meetings of the Board may be held either within or without the State of Delaware. The annual meeting of the Board shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of the Board. Regular meetings of the Board may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Board. Special meetings of the Board may be called by any Manager on three (3) days’ advance notice to each other Manager, either personally or by mail, telephone or telegram.
     3.6 Quorum. At all meetings of the Board, the presence of a majority of all Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a majority of all Managers shall be the act of the Board, except as otherwise provided by the Act, the Certificate or this Agreement. If a quorum shall not be present at any meeting of the Board, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
     3.7 Conduct of the Meetings of the Board. Subject to the terms of this Agreement, Managers may participate in and hold any meeting of the Board that is required or permitted by this Agreement or the Act by means of telephone conference or similar communications equipment by means of which all participants in such meeting can hear each other. Participation in a meeting of the Board pursuant to this Section 3.7 shall constitute presence in person at such meeting and shall constitute a waiver of notice of such meeting, except where a Manager so attends a meeting of the Board for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

     3.8 Actions Without Meeting. Any action that may be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Managers holding least the minimum percentage of the aggregate votes entitled to be cast that would be necessary to take such action at a meeting of the Board at which all Managers entitled to vote on the action were present and voted. Prompt notice of the taking any action by the Board without a meeting by less than the unanimous written consent shall be given to those Managers who did not consent in writing to the action.
     3.9 Duties of Board. Without limiting the applicability of any other provision of this Agreement, including the other provisions of this Article III (which shall control notwithstanding anything to the contrary in this Section 3.9), the following provisions shall be applicable to the Board and the members thereof in their capacity as Managers of the Company:
     (a) The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.
     (b) The members of the Board shall have the same duties of care and loyalty as such persons would have if such persons were directors of a Delaware corporation, but in no event shall any member of the Board be liable for any action or inaction for which indemnification is provided under Section 3.13.
     3.10 Interested Transactions. To the fullest extent permitted by law, no Manager and no Member shall be deemed to have breached his or her duty of loyalty to the Company or the other Members or their Assignees (and such Manager or Member shall not be liable to the Company or to the other Members or their Assignees for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with this Article III, including any transaction in which a Member or Manager has a direct or indirect financial interest.
     3.11 Fiduciary and Other Duties. A Manager or Member acting under this Agreement shall not be liable to the Company or to any Member or its Assignees for any action taken or inaction based on its, his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they purport to modify the duties (including fiduciary duties) and liabilities of a Manager or Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Manager or Member. Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement a Manager or Member is permitted or required to make a decision (a) in its, his or her sole discretion or under a grant of similar authority, such person shall be entitled to consider only such interests and factors as such person desires, including its, his or her own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any other Member or any other Person, or (b) in its, his or her good faith or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

     3.12 Officers. The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers, including president, vice president, chief financial officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer shall hold office until such person’s successor shall be duly designated and shall qua1ify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The initial President of the Company will be Smith and the initial Vice President of the Company will be Eubank. The President and the Vice President will have the power and authority customarily given to such officer positions in Delaware corporations. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board. The Board, whenever, in its sole discretion, the best interests of the Company will be served thereby, may remove any officer as such, either with or without cause. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Board.
     3.13 Indemnification. Each Member, Manager, officer, employee and agent (each, an “Indemnified Party”) shall be indemnified and held harmless by the Company, including advancement of expenses, to the fullest extent permitted under the Act, from and against all claims, liabilities and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Indemnified Party in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses that are determined by a final non-appealable judgment of a court of competent jurisdiction to be the result of the gross negligence or willful misconduct of such Indemnified Party. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any other statute or at common law and shall continue as to such Person’s heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns. The foregoing indemnification specifically includes those claims that arise out of the Indemnified Party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the Indemnified Party’s gross negligence or willful misconduct.
ARTICLE IV
RIGHTS AND DUTIES OF THE MEMBER
     4.1 Meetings.
          (a) Annual meetings of the Members shall be held, at a time and place within or without the State of Delaware to be designated from time to time by the Board for the transaction of any and all business that may properly come before such meetings.
          (b) Except as otherwise provided by law or the Certificate, special meetings of the Members may be called by (i) Members holding at least twenty percent (20%) of the aggregate votes entitled to be cast at the proposed special meeting or (ii) the Board, and in each case shall be held at the principal office of the Company, or at such other place within the State of Delaware, and at such time as may be stated in the notice calling any such special meeting. Only business within the purpose or purposes described in the notice required by Section 4.2 may be conducted at a special meeting of Members.
     4.2 Notice of Meetings; Waiver of Notice. Written or printed notice of each meeting of Members, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than five (5) nor more than thirty (30) days before the date of such meeting, either personally or by mail, by or at the direction of the Board or the Persons calling a special meeting, to each Member entitled to vote at such meeting. Attendance by a Member, whether in person or by proxy, at a Members’ meeting shall constitute a waiver of notice of such meeting. No notice of any adjournment of any Members’ meeting shall be required. The Members shall, or shall appoint someone to, preside at and keep the records of each meeting of Members.
     4.3 Voting by Members. Each Member shall be entitled to vote one (1) vote for each Share held by such person on each matter submitted to a vote or subject to the consent of Members. Unless otherwise required by law, the affirmative vote of a Supermajority of the Shares outstanding shall constitute the act of the Members.
     4.4 Meetings by Telephone Conference. Subject to the provisions of this Agreement or the Act concerning notice of meetings, Members may participate in and hold any meeting required or permitted under this Agreement or the Act by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4.4 shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     4.5 Proxies. A Member may vote either in person or by proxy executed in writing by the Member and filed with the Company prior to or at the meeting to which such proxy relates. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member, shall be treated as an execution in writing for purposes of this Section 4.5. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest, or unless the proxy is otherwise made irrevocable by law.
     4.6 Actions Without a Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members holding at least the minimum percentage of the aggregate votes entitled to be cast that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to the Company and those Members who did not consent in writing to the action.
     4.7 Access to Records and Documents. Any Member or its Assignee, on written request made to the Company stating the purpose, may examine and copy, in person or by representative, at any reasonable time, for any purpose reasonably related to such Person’s Membership Interest, and at such Person’s expense, all records required to be kept under Section 18-305 of the Act and Section 7.1.
     4.8 Copies of Records and Documents. On the written request by any Member or Assignee made to the Company, the Company shall provide without charge true copies of the Certificate, this Agreement, all amendments or restatements to such Certificate and Agreement, and copies of all federal, state and local information or income tax returns and all financial statements of the Company for each of the Company’s six (6) most recent fiscal years.
ARTICLE V
CAPITALIZATION
     5.1 Capital Contributions.
          (a) Upon the execution of this Agreement, the Members shall contribute cash or property to the Company in the amount set forth as the initial Capital Contribution on Exhibit A, and, upon such contribution, the Members shall receive the number Shares set forth opposite their name on Exhibit A.
          (b) If at any time the Members determine that the Company has insufficient funds to carry out the purposes of the Company, the Members may make additional contributions to the capital of the Company; provided, however, no Member shall have the obligation or right to make any further capital contribution to the Company other than as approved by the Members.
          (c) The Members shall not be paid interest on any Capital Contribution.
     5.2 Withdrawal or Reduction of Capital Contributions. The Members shall not have the right to withdraw all or any part of their Capital Contributions or to receive any return on any portion of their Capital Contributions, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, the Members shall not have the right to receive property other than cash. The Members shall not receive out of the Company’s property any part of their Capital Contributions until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.
     5.3 Capital Accounts. A separate capital account will be established for each Member. Each Member’s capital account shall be determined and maintained in accordance with Tax Regulation § 1.704-1(b)(2)(iv), as interpreted by the Board. A transferee of a Membership Interest will succeed to the capital account of the transferor relating to the interest transferred, and thereafter such transferee’s capital account balance will be determined without regard to any election under Section 754 of the Code. The Board shall have sole discretion to make those determinations, valuations, adjustments and allocations with respect to each Member’s capital account as the Board deems appropriate so that the allocations made pursuant to these Regulations will have substantial economic effect, as such term is used in Tax Regulation § 1.704-1(b).
     5.4 Liability of Member. The Members shall not be liable for the debts, liabilities or obligations of the Company beyond their initial Capital Contributions.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
     6.1 Allocations Among Members. Among the Members or their Assignees, except as provided in Section 6.3, all allocations of income, gain, deduction, loss and credit shall be made pro rata in accordance with the then-current Membership Interests of each Member or their Assignee.
     6.2 Quarterly Determinations. Subject to the provisions of Section 6.6, the allocations in this Article VI shall be made each calendar quarter to the Members or their Assignees as of the last day of such calendar quarter with respect to the Membership Interests of such Members or their Assignees on that day.
     6.3 Special Allocations.
          (a) Notwithstanding any provision of this Agreement to the contrary, if a Member or Assignee receives an adjustment, allocation or distribution described in Tax Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates a deficit balance in such Member’s capital account, such Member or Assignee will be allocated gross income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The Board shall have sole discretion in applying the provisions of this Section 6.3(a) so that this provision will constitute a “qualified income offset” within the meaning of Tax Regulation § 1.704-1(b)(2)(ii)(d).
          (b) Notwithstanding the foregoing, if there is a net decrease in Company minimum gain (as defined in Tax Regulation § 1.704-2(d)(1)) during a Company taxable year, all Members or Assignees with a deficit capital account balance at the end of such year will be allocated, before any other allocation is made under Section 704(b) of the Code of Company items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in an amount and in the proportions needed to eliminate such deficits as quickly as possible. For purposes of determining capital account balances, the adjustments required by Tax Regulation § 1.704-2(f) shall be made and, for purposes of determining the allocation of specific items of Company income or gain, the ordering rules of Tax Regulation § 1.704-2(f)(6) shall be applied. This provision is to be applied so that it constitutes a minimum gain chargeback with the meaning of Tax Regulation § 1.704-2(f).
          (c) Notwithstanding the other provisions of this Section 6.3 (other than Section 6.3(b)), except as provided in Tax Regulations § 1.704-2(i)(4), if there is a net decrease in Member nonrecourse debt minimum gain (as defined in Tax Regulation § 1.704-2(i)(2)) during any Company taxable year, any Member with a share of Member nonrecourse debt minimum gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Tax Regulation §§ 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of determining the allocation of specific items of Company income or gain, the ordering rules of Tax Regulation § 1.704-2(j) shall be applied. This provision is to be applied so that it constitutes a chargeback of member nonrecourse debt minimum gain pursuant to Tax Regulations § 1.704-2(i)(4).

     6.4 Tax Allocations. For federal income tax purposes, except as otherwise required by the Code, the Tax Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding items are allocated in Section 6.1 and Section 6.3. Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Company by a Member shall be allocated so as to take into account the variation between the Company’s tax basis in such contributed property and its value for capital account purposes.
     6.5 Distributions.
          (a) From time to time, the Company shall make such distributions of Cash Available for Distribution on a quarterly basis as the Board may determine. Distributions to each Member will be in proportion to their respective holdings of Shares as of the day on which the distribution is authorized.
          (b) As provided in the Act, the Company may not make a distribution to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specific property of the Company, exceed the fair value of the Company assets, except that the fair value of property that is subject to liability for which recourse of creditors is limited shall be included in the Company assets only to the extent that the fair value of that property exceeds that liability.
          (c) Distributions shall be allocated as follows:
     (i) 50% to Smith and 50% to Eubank with respect to Distributions made from the Management Fee and Management Incentive Fee.
     (ii) 60% to Smith and 40% to Eubank with respect to Distributions made from the After-Payout Interest.
     6.6 Transfer of Interest. Each item of income, gain, loss, deduction or credit allocable to any Membership Interest transferred in the manner permitted by Article IX during any calendar quarter shall be allocated during such calendar quarter in proportion to the number of days during such calendar quarter for which each holder was recognized by the Company as the owner of the Membership Interest during such calendar quarter, without regard to the results of Company operations during the portion of such calendar quarter in which such holders were recognized as the owners thereof and without regard to the date, amount or receipt of any distributions that may have been made with respect to such Membership Interest.
ARTICLE VII
BOOKS, ACCOUNTS AND TAX MATTERS
     7.1 Records and Reports. At the expense of the Company, the Board shall maintain, or cause to be maintained, records and accounts of all operations and expenditures of the Company.

     7.2 Returns and Other Elections. The Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Board with the consent of the Members.
     7.3 Tax Controversies. Smith is designated as the tax matters partner (as defined in the Code) and is authorized, empowered and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Members and their Assignees agree to cooperate with the tax matters partner and to do or refrain from doing any or all things reasonably required by the tax matters partner to conduct such proceedings. The Company and the Members are authorized, empowered and required to make such filings with the Internal Revenue Service as may be required to designate Smith as the tax matters partner.
     7.4 Preparation of Tax Returns. The Members intend for the Company to be treated as a partnership for tax purposes. The Company shall file federal and any state returns of income and all other tax returns required to be filed by the Company for each calendar year or part thereof. On or prior to March 15 of each year, the Company shall cause each Member or Assignee to be furnished with information relating to the Company necessary for preparing such Member’s or Assignee’s income tax returns for the preceding year. If a Member or Assignee intends to report such Member’s or Assignee’s share of any Company tax item in a manner inconsistent with the Company’s reporting of such item, such Member or Assignee shall notify the Company in writing at least ten (10) days prior to the filing of any statement with the Internal Revenue Service in which such inconsistent position is reported.
ARTICLE VIII
DISSOLUTION AND TERMINATION
     8.1 Dissolution. The Company shall be dissolved upon the first of any of the following to occur:
          (a) When the period fixed for the duration of the Company, if any, shall expire;
          (b) Upon the election to dissolve the Company by the Members;
          (c) Upon the resignation, expulsion, bankruptcy, legal incapacity or dissolution of the Members, or the occurrence of any other event that terminates the continued membership of the Members unless, in any such case, within sixty (60) days after such event, the other Members unanimously agree to continue the business of the Company; and
          (d) The entry of a decree of judicial dissolution under Section 18-802 of the Act.
     8.2 Winding-up; Termination.

          (a) Unless otherwise provided herein, upon the dissolution of the Company, no further business shall be conducted, except for such action as shall be necessary for the winding-up of the affairs of the Company and the distribution of its assets to the Members and Assignees pursuant to the provisions of this Section 8.2. The Board shall act as liquidating trustees, or may appoint in writing one or more other Persons to act as liquidating trustee or trustees, and such trustee or trustees shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein; provided, however, that if the Company is dissolved by reason or in consequence of any act that constitutes a breach of duty by a Member or Manager, such Person shall not act as the liquidating trustee or trustees.
          (b) Upon dissolution of the Company, all Company property shall be sold or distributed in kind as determined in the sole discretion of the liquidating trustee or trustees. The liquidating trustee or trustees shall ascertain the fair market value by appraisal or other reasonable means of all Company property remaining unsold, each Member’s capital account shall be adjusted as if such property had been sold at such fair market value and gains and losses realized thereby had been allocated to the Members in accordance with Article VI. The liquidating trustee or trustees shall pay all Company debts, obligations and liabilities, including all debts, obligations and liabilities to the Members and all costs of dissolution. Thereafter any remaining proceeds of liquidation shall be distributed to the Members in proportion to and to the extent of the balances in their respective capital accounts after taking into account all adjustments to capital account balances pursuant to this Section 8.2 and Article VI. No Member who has a negative balance in such Member’s capital account after all liabilities of the Company are paid shall, for any reason, be required to contribute cash or property to the Company to bring the balance in its capital account up to zero or otherwise. Any property that is distributed in kind shall reduce the capital account of the distributee by the fair market value of such property as determined above. The liquidating distribution shall be made by the Company by the later of the end of the Company taxable year in which the liquidation occurs or ninety (90) days after the date of the liquidation. For purposes of the preceding sentence the date of liquidation shall be determined in accordance with Tax Regulation § 1.704-1(b)(ii)(g).
          (c) Notwithstanding the foregoing, if any Member shall be indebted to the Company, then, until payment in full of such indebtedness, regardless of the stated maturity or maturities thereof, the liquidating trustee or trustees shall retain such Member’s distributive share of Company property and apply such sums to the liquidation of such indebtedness and the cost of operation of such Company property during the period of such liquidation. For the avoidance of doubt, a negative balance of a Member’s capital account shall not, in any event, be deemed a debt or other liability owed to the Company or other Members.
          (d) The liquidating trustee or trustees shall comply with this Agreement and all requirements of the Act and other applicable law pertaining to or governing the winding-up of a limited liability company.
          (e) The Members shall look solely to the assets of the Company for the return of their Capital Contributions, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company pursuant to this Agreement is insufficient to return a Member’s Capital Contribution, such Member shall have no recourse against the Company, the Members, Assignees or any other Person with respect to such deficiency.

     8.3 Statement. Within a reasonable time following the completion of the liquidation of the Company’s business, the liquidating trustee or trustees shall supply to each of the Members or Assignees a statement (which may be unaudited) that sets forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s or Assignee’s pro rata portion of distributions pursuant to Section 8.2.
     8.4 Termination. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the liquidating trustee or trustees, as the case may be shall (and are hereby given the authority to) execute and record all documents required to effect the dissolution and termination of the Company.
     8.5 Indemnification. The liquidating trustee or trustees, and each officer, member, assignee, agent, attorney, representative, contractor, adviser, appraiser, partner or employee thereof (collectively, the “Liquidating Parties”) shall be indemnified and held harmless by the Company from and against all demands, liabilities, causes of action, costs and damages of any nature whatsoever arising out of or incidental to the taking of any action authorized under this Article VIII; EVEN IF ARISING OUT OF THE NEGLIGENCE OF THE INDEMNIFIED PARTY; provided, however, that the Liquidating Party shall not be entitled to indemnification hereunder where the claim or issue arose out of (a) a matter entirely unrelated to acting under the provisions hereof, (b) the gross negligence, bad faith or willful misconduct of the Liquidating Party or (c) the breach by the Liquidating Party of obligations under this Article VIII. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the Liquidating Party shall be entitled at law or in equity.
ARTICLE IX
TRANSFER OF MEMBERSHIP INTERESTS
     9.1 Transfer of Interests. No Member may sell, exchange, encumber, pledge, give, distribute, assign or transfer all or any part of such Member’s Membership Interest, or any rights relating thereto, except as may be permitted by agreement of Members holding a Supermajority of the Membership Interests (disregarding for such purpose the Membership Interest proposed to be transferred) subject to Section 9.2; provided, however, that any Member may transfer, subject to Section 9.2, all or any part of such Member’s Membership Interest to another Member or to one or more of such Member’s or another Member’s descendants, heirs, legatees or trusts for the benefit of any of such descendants, heirs or legatees.
     9.2 Rights of Transferees; Substituted Members. Any transferee shall be considered an Assignee under this Agreement and the Act unless and until such transferee becomes a Substituted Member. No transferee shall have the right to become a Substituted Member unless: (i) consent is given by Members holding a Supermajority of the Membership Interests (disregarding for such purpose the Membership Interest of the proposed Substituted Member) and (ii) such transferee executes an instrument reasonably satisfactory to the Company accepting the terms and provisions of this Agreement, obtains such consents and opinions of counsel as the Company deems necessary in connection with such admission and pays any reasonable expenses in connection with such admission as a Substituted Member (including legal and accounting expenses).

     9.3 Right of First Refusal. The Members agree as follows:
          (a) In the event that a Member (the “Selling Member”) desires to sell or otherwise transfer all or a part of its Membership Interest (the “Marketed Interest”), it shall so advise the other Members (the “Non-Selling Members”) in writing; provided, however, that the provisions of this Section 9.3 shall not apply to any transfer of the Marketed Interest to one or more of the Selling Member’s descendants, heirs, legatees or trusts for the benefit of any of such descendants, heirs or legatees. If any of the Non-Selling Members are interested in acquiring such Marketed Interest, it shall so respond to the Selling Member in writing, and the Members shall then negotiate exclusively with each other for a period of sixty (60) days. If the Selling Member and the Non-Selling Members are unable to complete a transfer of the Marketed Interest on mutually satisfactory terms and conditions within such 60-day period, the Selling Member may transfer the Marketed Interest to any other Person in accordance with Section 9.3(b) and Section 9.3(c).
          (b) In the event that, after expiration of the 60-day period referred to in Section 9.3(a), a Selling Member identifies a ready, willing and able Person other than a Non-Selling Member to acquire the Marketed Interest on terms and conditions acceptable to the Selling Member, such Selling Member shall first offer to transfer such Marketed Interest to the Non-Selling Members on the same terms and conditions as the proposed purchase by such other Person. The right herein created in favor of the Non-Selling Members is an option to acquire all (but not less than all) of the Marketed Interest. Such offer shall be made by an irrevocable written offer (the “Offer Notice”) and shall contain a complete description of the transaction in which the Selling Member proposes to transfer the Marketed Interest, including the identity of the ready, willing and able Person, the sales price or other consideration and the method of payment. Each Non-Selling Member shall have forty-five (45) days (the “Option Period”) after receipt of the Offer Notice within which to advise the Selling Member in writing whether it will acquire such Marketed Interest upon the terms and conditions contained in the Offer Notice. If the Offer Notice contains non-cash consideration, then the Selling Member shall assign such non-cash consideration a reasonable and justifiable cash value that shall be set forth in the Offer Notice. Any disputes regarding the cash value so assigned shall be referred to an independent appraiser. Any such appraiser shall take into consideration the strategic value, if any, of the non-cash consideration to the Selling Member. If, within the Option Period, the Non-Selling Members elect to acquire such Marketed Interest, then such Non-Selling Members shall close such transaction on or before the later of (i) the closing date set forth in the Offer Notice, if any, or (ii) thirty (30) days after the last day of the Option Period. If more than one Non-Selling Member elects to acquire, they shall acquire the Marketed Interest in proportion to their holdings of Shares. If the Non-Selling Members do not elect to acquire the Marketed Interest, the Selling Member may transfer such Marketed Interest to the Person named in the Offer Notice upon the terms described therein. If such transfer does not occur in accordance with all terms of such Offer Notice on the Closing Date set forth in the Offer Notice, if any, or if no such Closing Date is set forth, within thirty (30) days after the last day of Option Period, the Selling Member shall again be subject to the provisions of this Section 9.3.
          (c) All transfers pursuant to this Section 9.3 must comply with the restrictions on transfers and other provisions set forth in all other sections of this Article IX except Section 9.1.
     9.4 Effective Date of Transfer.

          (a) Except as otherwise permitted in the sole discretion of the Company, each permitted transfer shall become effective as of the first day of the calendar month following the calendar month during which the Company receives (i) a copy of the written consent of Member(s) to the transfer required by Section 9.1, (ii) an instrument executed by the transferee, reasonably satisfactory to the Company, accepting the terms and provisions of this Agreement, and (iii) such consents and opinions of counsel as the Company deems necessary in connection with such transfer.
          (b) Except as otherwise permitted in the sole discretion of the Company, each transferee accepted as a Substituted Member pursuant to Section 9.2 shall become a Substituted Member effective as of the first day of the calendar month following the calendar month during which the Members approve of such transferee becoming a Substituted Member as provided in Section 9.2 and the Company receives all such certificates and documents of the character described in Section 9.2 that the Company may request.
     9.5 Invalid Transfer. No transfer of a Membership Interest that is in violation of this Article IX shall be valid or effective, and the Company shall not recognize the same for any purpose, including making payments of income, return of Capital Contribution or other distribution with respect to such Membership Interest, or part thereof. The Company may enforce the provisions of this Article IX either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article IX.
     9.6 Distributions to the Transferee. The Company shall, after any transfer permitted pursuant to this Article IX (irrespective of whether the transferee remains an Assignee or becomes a Substituted Member), thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Membership Interest so transferred, to the transferee from such time as the transfer of the Membership Interest is deemed effective pursuant to Section 9.4. Without limiting the other provisions of this Article IX, in the absence of written notice to the Company of the transfer of any Membership Interest, the Members and the Company may, without any recourse against or liability to the Members or the Company, assume that no transfer has occurred.
     9.7 Addition of New Members. Additional Members may be admitted to the Company with the consent of Member or Members representing at least a Supermajority of the aggregate votes entitled to be cast by the Members, upon such terms and having such Membership Interest as Members representing at least a majority of the aggregate votes entitled to be cast by the Members shall agree.
     9.8 Withdrawal. No Member may withdraw from the Company. The estate of a deceased or incompetent Member may not withdraw from the Company.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Members’, Managers’ or Company’s addresses as they appear in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally or the next Business Day after the date on which the same was faxed to such person.
     10.2 Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.
     10.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     10.4 Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of a Supermajority of the Members. Upon obtaining the approval of any amendment to the Certificate, the Board shall cause a certificate of amendment in accordance with the Act to be prepared, and such certificate shall be executed by no less than one Manager or officer and shall be filed in accordance with the Act.
     10.5 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.
     10.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members and the Members’ distributees, legal representatives, successors and assigns.
     10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Members who executed the same, but all of such counterparts shall constitute the same Agreement.
     10.8 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement in intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.
     10.9 Violation. The failure of any Person to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act that would have originally constituted a violation from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Person shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights or remedies the Person may have by law, statute, ordinance or otherwise.
     10.10 Dispute Resolution.
          (a) Any controversy or claim arising out of or relating to this Agreement or the management of the Company shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award entered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration and all proceedings in connection therewith shall be in Houston, Texas unless otherwise agreed by the parties thereto. As to any dispute, controversy or claim that under the terms of this Agreement is made subject to arbitration, no suit at law or in equity based on such dispute, controversy or claim shall be instituted other than to compel arbitration proceedings or enforce the award of the arbitrators.
          (b) The arbitrator shall (unless the arbitrator otherwise determines) consider the time value of money in determining any awards and may grant any relief deemed by the arbitrator to be just and reasonable and within the scope of this Agreement, including specific performance; provided, however, that the arbitrator may not award punitive damages, and the Members and their Assignees irrevocably waive any claims to punitive damages. All privileges under Delaware and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Delaware law. The compensation for the service of the arbitrator and any expenses incurred shall be paid by the Company.
          (c) Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $1,000,000, the arbitrator shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations, to the extent permitted by applicable law, (i) the arbitrator shall not have the power to make any award that is not supported by substantial evidence or that is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of Delaware, and (iii) the parties shall have, in addition to the grounds referred to in the Federal Arbitration Act (Title 9 of the United States Code) for vacating, modifying or correcting an award, the right to judicial review of (1) whether the findings of fact rendered by the arbitrator are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the State of Delaware. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of Delaware.
     10.11 Amendments. This Agreement may be amended upon the approval of such amendment by a Supermajority of the Members; provided, however, that the Board may propose technical amendments to this Agreement that (a) have no significant adverse effect on the rights, interest, liabilities, duties or required contributions of any Member, (b) adds to the representation, duties, obligations of the Members or to surrender any right or power granted to the Members for the benefit of the Board or (c) are deemed necessary in the sole discretion of the Board (i) to satisfy any requirements, conditions or guidelines contained in any Tax Regulation or court decision dealing with the allocation for federal income tax purposes of items of Company income, gain, loss, deduction or credit or the status of the Company as a partnership for tax purposes, (ii) to satisfy any requirement, condition or guideline contained in any state or federal securities law or (iii) for the effective operation of the Company; and any such amendments shall be deemed adopted without any action by the Members upon the notification to the Members of the adoption of such amendment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, being the Members of the Company, have caused this Agreement to be duly adopted by the Company as of the date set forth above.

MEMBERS:

Scott W. Smith

Marshall M. Eubank

Exhibit A

Name	Initial Capital Contribution	Number of Shares
Scott W. Smith	$600.00	600

Marshall M. Eubank	$400.00	400